Exhibit 16

Execution Version

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made on May 8, 2015

BETWEEN:

(1)                                 CORDLIFE GROUP LIMITED, a limited liability company incorporated in the Republic of Singapore (the “Seller”); and

(2)                                 GOLDEN MEDITECH HOLDINGS LIMITED, an exempted company with limited liability incorporated in the Cayman Islands and having its principal place of business in Hong Kong at 48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong (the “Purchaser”, and together with the Seller, each a “Party”, and collectively the “Parties”).

RECITALS:

(A)                               The Seller beneficially owns 7,314,015 ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”), of China Cord Blood Corporation, an exempted company with limited liability, incorporated in the Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Company”). The Ordinary Shares are listed on the New York Stock Exchange, Inc. (the “NYSE”).

(B)                               The Seller owns a 7% senior unsecured convertible note with an aggregate principal amount of US$25,000,000 (United States Dollars Twenty-Five Million) (the “Note”) issued by the Company. The Note is convertible into the Ordinary Shares on the terms therein.

(C)                               The Seller intends to sell the Sale Shares (as defined below) and the Note to the Purchaser, and the Purchaser intends to purchase the Sale Shares and the Note from the Seller, in each case upon the terms and subject to the conditions of this Agreement.

AGREEMENT:

SECTION 1
INTERPRETATION

1.1                               Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“Acquisition” means the proposed acquisition by the Purchaser or one of its Controlled Affiliates of the outstanding Ordinary Shares of the Company not currently owned by the Purchaser or its Affiliates pursuant to a merger of the Company with a Controlled Affiliate of the Purchaser, resulting in a delisting of the Company from the NYSE.

“Acquisition Closing” means the closing of the Acquisition.

“Affiliate” of a Party means any other Person that directly or indirectly Controls, is Controlled by or is under direct or indirect common Control with such Party.

“Base Acquisition Price” means US$6.40 per Ordinary Share.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong, Singapore, the Cayman Islands or New York City are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Control” of a Person means (a) ownership of more than fifty percent (50%) of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through ownership or voting proxy of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Conversion Shares” at any time means the Ordinary Shares into which the Note is then convertible.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, share transfer, real property transfer and similar taxes.

“Distribution” means a dividend or other distribution declared or paid by the Company to the holders of Ordinary Shares after the date of this Agreement.

“Encumbrance” means any mortgage, pledge, lien, license, security interest, conditional and installment sale agreement, encumbrance, charge or other claim of a third party or a restriction of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitation on voting rights, or any option, right of first refusal or right of first offer.

“Final Acquisition Price” means the sum of (i) the consideration per Ordinary Share paid to holders of Ordinary Shares upon Acquisition Closing pursuant to the definitive agreements of the Acquisition (including any amendments thereto, if any) and (ii) the amount per Ordinary Share of all Distributions declared after the Completion Date and prior to the Acquisition Closing. For the avoidance of doubt, such holders shall exclude any holders exercising dissenter’s rights or any holders that rollover Ordinary Shares in connection with the Acquisition.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and any securities exchange (including The Stock Exchange of Hong Kong Limited and the Singapore Exchange Securities Trading Limited) or other self-regulatory body (including the Securities and Futures Commission of Hong Kong), whether domestic or foreign, in each case having competent jurisdiction.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“PRC” means the People’s Republic of China and for the purpose of this Agreement shall exclude Hong Kong, Taiwan and the Special Administrative Region of Macau.

“Purchaser Shareholders’ Approval” means the approval by the Purchaser’s shareholders, at a duly convened meeting, of the purchase of the Sale Shares and the Note by the Purchaser.

“Sale Shares” means all the Ordinary Shares beneficially owned, directly or indirectly, by the Seller as of Completion.

“Securities Laws” means the U.S. Securities Act of 1933, as amended and the U.S. Securities Exchange Act of 1934, as amended.

“Seller Shareholders’ Approval” means the approval by the Seller’s shareholders, at a duly convened meeting, of the sale of the Sale Shares and the Note by the Seller.

“US$” means United States Dollars, the lawful currency of the United States of America.

1.2                               Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

“Additional Payment”	Section 5.1
“Agreement”	Preamble
“Company”	Recitals
“Completion”	Section 3.1
“Completion Date”	Section 3.1
“Confidential Information”	Section 8.1
“Conversion Shares”	Recitals
“Non-Public Information”	Section 6.4
“Note Purchase Price”	Section 2.3
“Note”	Recitals
“NYSE”	Recitals
“Ordinary Shares”	Recitals
“Party”	Preamble
“Purchaser”	Preamble
“Representatives”	Section 8.1
“Restriction Termination Date”	Section 6.3
“Seller”	Preamble
“Share Purchase Price”	Section 2.2

SECTION 2
SALE AND PURCHASE

2.1                               Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, the Purchaser shall purchase, and the Seller shall sell and transfer, the Sale Shares and the Note free and clear of all Encumbrances.

2.2                               Sale Shares Consideration. Subject to Section 5, the total consideration for the sale and transfer of the Sale Shares (the “Share Purchase Price”) shall be the aggregate of (i) the product of (A) the Base Acquisition Price and (B) the total number of the Sale Shares as of the Completion Date, and (ii) if the Company declares any Distribution between the date of this Agreement and the Completion Date, the amount per Ordinary Share of such Distribution multiplied by the number of the Sale Shares as of the Completion Date, to the extent that such Distribution shall not have been paid to the Seller prior to the Completion Date.

2.3                               Note Consideration. Subject to Section 5, the total consideration for the sale and transfer of the Note (the “Note Purchase Price”) shall be the aggregate of (i) US$5,100,000, (ii) the product of (A) the Base Acquisition Price and (B) the total number of the Conversion Shares as of the Completion Date, (iii) the total amount of interest accrued but unpaid on the Note during the period from October 3, 2014 to the Completion Date and (iv) if the Company declares any Distribution between the date of this Agreement and the Completion Date, the amount per Ordinary Share of such Distribution multiplied by the number of the Conversion Shares as of the Completion Date, to the extent that such Distribution shall not have been paid to the Seller prior to the Completion Date.

2.4                               Agent. The Parties agree that the Purchaser may designate a paying or transfer agent to perform its obligations under this Section 2 on its behalf (the “Agent”), save that any such designation will not release the Purchaser from the obligation to pay the Share Purchase Price and the Note Purchase Price pursuant to this Agreement.

SECTION 3
COMPLETION AND TERMINATION

3.1                               Time and Place. The completion of the sale and transfer of the Sale Shares and the Note (the “Completion”) shall take place at the Purchaser’s offices at 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong on (i) the date that is ten (10) Business Days following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Section 4.1 or (ii) such other day as both Parties may agree in writing (the “Completion Date”).

3.2                               Actions at Completion. At Completion,

(a)                                 the Purchaser shall pay or cause its Agent to pay the entire amount of the Share Purchase Price and the Note Purchase Price in cash by wire transfer of immediately available funds to an account to be notified by the Seller to the Purchaser or the Agent not later than three (3) Business Days prior to the Completion Date;

(b)                                 the Seller shall:

(i)                                     transfer the Sale Shares to the Purchaser, free and clear of any Encumbrances;

(ii)                                  deliver to the Purchaser or its Agent (A) a certificate or certificates representing the Sale Shares, together with executed instruments of transfer and any required transfer stamps affixed thereto or, (B) if there is no such physical certificate(s) available, evidence to the reasonable satisfaction of the Purchaser showing that the Purchaser has been duly registered as the owner of the Sale Shares with Depositary Trust Company; and

(c)                                  the Seller shall deliver to the Purchaser new Note in the principal amount of US$25,000,000 (substantially in the form of the Note) reissued by the Company to the Purchaser as holder pursuant to terms of the Note, free and clear of any Encumbrances.

3.3                               Termination.

(a)                                 If the Purchaser Shareholders’ Approval is not obtained by the Purchaser by October 31, 2015 then either the Seller (provided that the Seller is not then in breach of this Agreement) or the Purchaser (provided that the Purchaser is not then in breach of this Agreement) may terminate this Agreement by written notice to the other Party. Without prejudice to Section 3.3(e), no Party shall have any claim against the other Party after the termination of this Agreement.

(b)                                 If the Seller Shareholders’ Approval is not obtained by the Seller by October 31, 2015 then either the Seller (provided that the Seller is not then in breach of this Agreement) or the Purchaser (provided that the Purchaser is not then in breach of this Agreement) may terminate this Agreement by written notice to the other Party. Without prejudice to Section 3.3(e), no Party shall have any claim against the other Party after the termination of this Agreement.

(c)                                  If a Party has breached any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, which breach cannot be cured or, if it is capable of being cured, is not cured within thirty (30) days after such breaching Party being notified in writing of the same, the other Party shall have the right to terminate this Agreement.

(d)                                 This Agreement may be terminated at any time on or prior to the Completion Date by the mutual written consent of the Parties.

(e)                                  Any such termination shall be without prejudice to the rights of the Parties accrued prior to such termination, including but not limited to any right to claim damages for breach of this Agreement.

3.4                              Conveyance Taxes. The Seller and the Purchaser shall share equally any liability for any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement.

SECTION 4
CONDITIONS PRECEDENT TO COMPLETION

4.1                               The obligation of the Purchaser to complete the purchase of the Sale Shares and the Note at Completion is subject to the fulfillment, prior to or simultaneously with Completion, of the following conditions, any one or more of which may be waived in writing by the Purchaser; provided, however, that the conditions set forth in Sections 4.1(d) and 4.1(e) shall not be waived:

(a)                                 the representations and warranties of the Seller remaining true and correct on the Completion Date as provided in Section 6;

(b)                                 the Seller having performed and complied in all material respects with all of its agreements and obligations contained in this Agreement that are required to be performed or complied with by it on or before Completion;

(c)                                  the Seller having obtained the Seller Shareholders’ Approval;

(d)                                 the Purchaser having obtained the Purchaser Shareholders’ Approval; and

(e)                                  there being no Governmental Authority or other Person that has (i) instituted or threatened any legal, arbitral or administrative proceedings or inquiry against the Purchaser to restrain, prohibit or otherwise challenge the transactions contemplated under this Agreement; or (ii) proposed or enacted any statute, regulation or policy which would prohibit, materially restrict or delay the implementation of the transactions contemplated hereunder.

4.2                               The obligation of the Seller to complete the sale of the Sale Shares and the Note at Completion is subject to the fulfillment, prior to or simultaneously with Completion, of the following conditions, any one or more of which may be waived in writing by the Seller; provided, however, that the conditions set forth in Sections 4.2(c) and 4.2(e) shall not be waived:

(a)                                 the representations and warranties of the Purchaser remaining true and correct on the Completion Date as provided in Section 6;

(b)                                 the Purchaser having performed and complied in all material respects with all of its agreements and obligations contained in this Agreement that are required to be performed or complied with by it on or before Completion;

(c)                                  the Seller having obtained the Seller Shareholders’ Approval;

(d)                                 the Purchaser having obtained the Purchaser Shareholders’ Approval; and

(e)                                  there being no Governmental Authority or other Person that has (i) instituted or threatened any legal, arbitral or administrative proceedings or inquiry against the Seller to restrain, prohibit or otherwise challenge the transactions contemplated under this Agreement; or (ii) proposed or enacted any statute, regulation or policy which would prohibit, materially restrict or delay the implementation of the transactions contemplated hereunder.

SECTION 5
ADDITIONAL PURCHASE PRICE

5.1                               The Parties agree that if the Final Acquisition Price is higher than the Base Acquisition Price, then the Purchaser shall, promptly upon the Acquisition Closing, pay to the Seller an amount to be calculated as follows (the “Additional Payment”):

Additional Payment = (Final Acquisition Price - Base Acquisition Price) * (the total number of (i) the Sale Shares and (ii) the Conversion Shares, in each case, as of the Completion Date)

5.2                               The Additional Payment shall be made in cash by wire transfer of immediately available funds to the account notified by the Seller in accordance with Section 3.2(a) above or such other account as may be notified by the Seller prior to the Acquisition Closing.

SECTION 6
REPRESENTATIONS AND WARRANTIES

6.1                               Each of the Seller and the Purchaser represents and warrants to the other Party as of the date hereof and the Completion Date that (and with respect to the representations and warranties of (i) the Purchaser, except for the consents and approvals specified in Section 4.1(d) and (ii) the Seller, except for the consents and approvals specified in Section 4.2(c), in each case, as of the date hereof):

(a)                                 such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereunder, and such Party is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization;

(b)                                 the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereunder have been duly authorized by all necessary corporate or other action of such Party;

(c)                                  assuming the due authorization, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally; and

(d)                                 the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of any organizational or governance document of such Party, (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority in such Party’s country of organization or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made or otherwise explicitly required hereunder, (iii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, or (iv) violate any law applicable to such Party as at the date hereof.

6.2                               The Seller further represents and warrants to the Purchaser that (i) the aggregate number of the Sale Shares is 7,314,015; (ii) each Sale Share is validly issued, non-assessable and fully paid; and (iii) the Seller is the legal and beneficial owner of the Sale Shares and the Note, free and clear of all Encumbrances.

6.3                               The Purchaser further represents and warrants to the Seller that (i) it is not a “U.S. person” or “distributor” (each defined in Rule 902 of Regulation S under the Securities Laws) and has not offered or sold, and will not offer or sell, the Note or the Sale Shares within the United States or to, or for the account or benefit of, U.S. persons until the date (“Restriction Termination Date”) that is forty days after the later of (x) the date when the Note was first offered to persons other than distributors or (y) the Completion Date; and (ii) it acknowledges that prior to the Restriction Termination Date, the Note will contain a legend substantially to the following effect:

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; OR (II) UNLESS THE SECURITIES HAVE BEEN SOLD PURSUANT TO RULE 144 UNDER THE 1933 ACT OR ANOTHER AVAILABLE EXEMPTION UNDER THE 1933 ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES IN ACCORDANCE WITH THE TERMS SET OUT IN THIS CERTIFICATE.

6.4                               Each Party acknowledges that it has been informed by the other Party that such other Party may be viewed as an “insider” (as defined under relevant rules promulgated under the Securities Laws) with respect to the Company and may have material non-public information regarding the Company (the “Non-Public Information”). Such Non-Public Information, when it is eventually available and disclosed publicly, may cause the market price of the Ordinary Shares to increase or decrease substantially. Each Party understands, based on its experience, the disadvantage to which it is subject due to the disparity of information between the Parties. Notwithstanding this, each Party desires to engage in the transaction contemplated hereunder. Each Party hereby waives any future claim that it or any of its Affiliates might have based on the failure by the other Party to disclose the Non-Public Information and expressly releases such other Party and its Affiliates and their respective directors, officers, employees and representatives from any and all liabilities arising from any failure on their part to disclose such Non-Public Information, and agrees to make no claim against such other Party or any of its Affiliates or their respective directors, officers, employees and representatives in respect of the transaction contemplated under this Agreement related to any failure on their part to disclose such Non-Public Information to it, except with respect to representations, warranties, covenants and agreements expressly made by such other Party in this Agreement. Based on such information and investigation as each Party has deemed appropriate and without reliance upon any Non-Public Information that the other Party may have, each Party has independently made its own analysis and decision to enter into the transaction contemplated hereunder. Except for the representations, warranties and agreements of the other Party expressly set forth in this Agreement, each Party is relying exclusively on its own sources of information, investment analysis and due diligence (including such professional advice as it deems appropriate) with respect to the transaction contemplated hereunder.

SECTION 7
FURTHER AGREEMENTS

7.1                               No Transfer.  Between the date hereof and the earlier of the Completion Date or the date that this Agreement is terminated pursuant to Section 3.3, the Seller shall maintain and hold the Sale Shares and the Note, and without the prior written consent of the Purchaser, shall not transfer, directly or indirectly, any Sale Shares or Note. For the purposes of this Section 7.1, “transfer” means, in respect of any Sale Shares or Note, any direct or indirect sale, assignment, transfer, pledge, hypothecation, mortgage, encumbrance, distribution or other disposition thereof or of a participation or any economic interest therein, through one or a series of transactions, or other conveyance of legal or beneficial interest therein, whether voluntarily or by operation of law or any agreement or commitment to do any of the foregoing.

7.2                               No Conversion.  Between the date hereof and the earlier of the Completion Date or the date that this Agreement is terminated pursuant to Section 3.3, without the prior written consent of the Purchaser, the Seller shall not convert any principal amount of the Note into any Ordinary Shares or any other securities of the Company or any other Person pursuant to the terms of the Note or otherwise.

SECTION 8
CONFIDENTIALITY AND RESTRICTIONS ON PUBLICITY

8.1                               General Obligation.  Each Party undertakes to each other Party that it shall not disclose, and that it shall use its reasonable commercial efforts to ensure that its and its subsidiaries’ respective directors, equity interest holders, members, advisors and bankers, officers, employees, agents and consultants who are in receipt of any Confidential Information (collectively, “Representatives”) do not disclose, to any third party any Confidential Information without the prior written consent of the other Party, or use any Confidential Information other than for the purposes of the transactions contemplated hereunder. The term “Confidential Information” as used in this Section 8 means (i) any non-public information concerning the organization, structure or business of any Party, (ii) the terms of this Agreement and the identities of the Parties and their respective Affiliates, and (iii) any other information or materials prepared by a Party or its Representatives that contain or otherwise reflect, or are generated from, Confidential Information.

8.2                               Exceptions.  The provisions of Section 8 shall not apply to:

(a)                                 disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;

(b)                                 disclosure by a Party to a Representative or an Affiliate of such Party, provided that such Representative or Affiliate (i) is under an obligation of confidentiality substantially similar to this Section 8 or (ii) is otherwise under a binding professional obligation of confidentiality; or

(c)                                  disclosure (i) after giving prior notice to the other Parties to the extent practicable in the circumstances, to the extent required under the rules of any securities exchange on which the shares of a Party or any of its parent companies or the Company are listed or by applicable laws or governmental regulations or judicial or regulatory process or (ii) in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement.

8.3                               Publicity.  Except as required by law, by any Governmental Authority (including any relevant securities exchange on which the shares of a Party or any of its parent companies or the Company are listed) or otherwise agreed by all the Parties in writing, no publicity release or public announcement shall be made by any Party concerning this Agreement, the transactions contemplated hereby or thereby or the relationship or involvement of the Parties.

SECTION 9
MISCELLANEOUS

9.1                               Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The Seller and the Purchaser submit to the non-exclusive jurisdiction of the courts of Hong Kong in any suit or proceedings arising out of or relating to this Agreement.

9.2                               Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

9.3                               Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

9.4                               Entire Agreement. This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

9.5                               Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

9.6                               Binding Effect; Transfer; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign or transfer all or any part of its rights or obligations under this Agreement without the other Party’s prior written consent, except that the Purchaser may transfer or assign its rights and obligations under this Agreement to one of its Controlled Affiliates in relation to the Acquisition.

9.7                               Costs. Each Party shall bear its own expenses in negotiating, preparing, executing and performing this Agreement and shall bear liability for applicable taxes and duties relating to the transactions contemplated herein.

9.8                               Process Agent. The Seller hereby appoints Cordlife (Hong Kong) Limited, Unit G11-12 & 15, G/F., Biotech Centre 2, No. 11 Science Park West Avenue, Hong Kong Science Park, Shatin New Territories, Hong Kong as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of the Seller for this purpose, the Seller shall promptly appoint a successor agent and notify the Purchaser in writing. The Seller agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Seller.

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IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

CORDLIFE GROUP LIMITED

By:	/s/ YEE Pinh Jeremy
Name:	YEE Pinh Jeremy
Title:	Chief Executive Officer

GOLDEN MEDITECH HOLDINGS LIMITED

By:	/s/ KAM Yuen
Name:	KAM Yuen
Title:	Director

Signature Page to Purchase Agreement